                       IN THE UNITED STATES DISTRICT COURT

                          FOR THE DISTRICT OF DELAWARE

------------------------------------------- X IN RE :
                                           :
EAGLE FOOD CENTERS, INC.                   :
                                           :        CHAPTER 11
 TAX ID NO. :  36-3548019                  :
                                    DEBTOR.:        CASE NO. 00-01311 (RRM)
                                           :
ROUTE 67 AND KNOXVILLE ROAD                :
MILAN, ILLINOIS 61264                      :
------------------------------------------- X


          FIRST AMENDED REORGANIZATION PLAN OF EAGLE FOOD CENTERS, INC.


                                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                        Jay M. Goffman
                                        Lawrence V. Gelber
                                        Cheri L. Hoff
                                        Four Times Square
                                        New York, New York  10036-6522

                                                 -and-

                                        Gregg M. Galardi (I.D. No. 2991)
                                        David R. Hurst (I.D. No. 3743)
                                        Patricia A. Widdoss (I.D. No. 3786)
                                        One Rodney Square
                                        P.O. Box 636
                                        Wilmington, Delaware  19899-0636

                                        Attorneys for Eagle Food Centers, Inc.

Dated: Wilmington, Delaware
       April 17, 2000

                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
TABLE OF EXHIBITS...............................................................PLAN-iv

INTRODUCTION.....................................................................PLAN-1

                                   ARTICLE I.
          DEFINITIONS, RULES OF INTERPRETATION,AND COMPUTATION OF TIME

     A.  Scope Of Definitions; Rules Of Construction.............................PLAN-1
     B.  Definitions.............................................................PLAN-1
     C.  Rules of Interpretation.................................................PLAN-7
              1.  GENERAL........................................................PLAN-7
              2.  RULE OF "CONTRA PROFERENTUM" NOT APPLICABLE....................PLAN-7
     D.  Computation of Time.....................................................PLAN-8

                                   ARTICLE II.
                     CLASSIFICATION OF CLAIMS AND INTERESTS
     A.  Introduction............................................................PLAN-8
     B.  Unclassified Claims.....................................................PLAN-8
              1.  DIP FACILITY CLAIMS............................................PLAN-8
              2.  ADMINISTRATIVE CLAIMS..........................................PLAN-8
              3.  PRIORITY TAX CLAIMS............................................PLAN-8
     C.  Unimpaired Classes Of Claims............................................PLAN-8
              1.  CLASS 1:  OTHER PRIORITY CLAIMS................................PLAN-8
              2.  CLASS 2:  OTHER SECURED CLAIMS.................................PLAN-8
              3.  CLASS 3:  GENERAL UNSECURED CLAIMS.............................PLAN-8
     D.  Impaired Classes Of Claims And Interests................................PLAN-9
              1.  CLASS 4:  LENDER SECURED CLAIMS................................PLAN-9
              2.  CLASS 5:  SENIOR NOTE CLAIMS...................................PLAN-9
              3.  CLASS 6:  EQUITY SECURITIES INTERESTS..........................PLAN-9

                                  ARTICLE III.
                        TREATMENT OF CLAIMS AND INTERESTS

     A.  Unclassified Claims.....................................................PLAN-9
              1.  DIP FACILITY CLAIMS............................................PLAN-9
              2.  ADMINISTRATIVE CLAIMS..........................................PLAN-9
              3.  PRIORITY TAX CLAIMS............................................PLAN-9
     B.  Unimpaired Classes Of Claims...........................................PLAN-10
              1.  CLASS 1:  OTHER PRIORITY CLAIMS...............................PLAN-10
              2.  CLASS 2:  OTHER SECURED CLAIMS................................PLAN-10
              3.  CLASS 3:  GENERAL UNSECURED CLAIMS............................PLAN-10
     C.  Impaired Classes Of Claims.............................................PLAN-11
              1.  CLASS 4:  LENDER SECURED CLAIMS...............................PLAN-11
              2.  CLASS 5:  SENIOR NOTE CLAIMS..................................PLAN-11
              3.  CLASS 6:  EQUITY SECURITIES INTERESTS.........................PLAN-11
     D.  Special Provision Regarding Unimpaired Claims..........................PLAN-11
     E.  Accrual Of Post-Petition Interest......................................PLAN-11


                                     PLAN-i

                                   ARTICLE IV.
                      MEANS FOR IMPLEMENTATION OF THE PLAN

     A.  Continued Corporate Existence..........................................PLAN-12
     B.  Corporate Action.......................................................PLAN-12
              1.  CANCELLATION OF SENIOR NOTES AND SENIOR NOTES INDENTURE.......PLAN-12
              2.  AMENDED CERTIFICATE OF INCORPORATION AND BY-LAWS..............PLAN-12
     C.  Restructuring Transactions ............................................PLAN-13
              1.  NEW SECURITIES................................................PLAN-13
              2.  NEW SENIOR SECURED FACILITY...................................PLAN-13
     D.  Directors And Officers.................................................PLAN-13
     E.  Revesting Of Assets....................................................PLAN-13
     F.  Preservation Of Rights Of Action; Settlement of Litigation Claims......PLAN-13
     G.  Exclusivity Period.....................................................PLAN-14
     H.  Effectuating Documents; Further Transactions...........................PLAN-14
     I.  Termination Of DIP Facility............................................PLAN-14
     J.  Exemption From Certain Transfer Taxes..................................PLAN-14

                                   ARTICLE V.
                       ACCEPTANCE OR REJECTION OF THE PLAN

     A.  Classes Entitled To Vote...............................................PLAN-14
     B.  Acceptance By Impaired Classes.........................................PLAN-14
     C.  Cramdown...............................................................PLAN-15

                                   ARTICLE VI.
               SECURITIES TO BE ISSUEDIN CONNECTION WITH THE PLAN

                                  ARTICLE VII.
                       PROVISIONS GOVERNING DISTRIBUTIONS

     A.  Distributions For Claims Allowed As Of The Consummation Date...........PLAN-15
     B.  Interest On Claims.....................................................PLAN-15
     C.  Disbursing Agent.......................................................PLAN-15
     D.  Surrender Of Securities Or Instruments.................................PLAN-16
     E.  Disbursements By The New Senior Notes Indenture Trustee................PLAN-16
     F.  Services Of Indenture Trustees, Agents, And Servicers..................PLAN-16
     G.  Record Date For Distributions To Holders Of Debt Securities............PLAN-16
     H.  Means Of Cash Payment..................................................PLAN-16
     I.  Delivery Of Distributions..............................................PLAN-16
     J.  Fractional Dollars; De Minimis Distributions...........................PLAN-17
     K.  Withholding And Reporting Requirements.................................PLAN-17
     L.  Setoffs................................................................PLAN-17

                                  ARTICLE VIII.
              TREATMENT OF EXECUTORY CONTRACTSAND UNEXPIRED LEASES

     A.  Assumed Contracts And Leases...........................................PLAN-17
     B.  Payments Related To Assumption Of Contracts And Leases.................PLAN-18
     C.  Rejected Contracts And Leases..........................................PLAN-18
     D.  Bar To Rejection Damages...............................................PLAN-18
     E.  Compensation And Benefit Programs......................................PLAN-18


                                     PLAN-ii

                                   ARTICLE IX.
      PROCEDURES FOR RESOLVING DISPUTED,CONTINGENT, AND UNLIQUIDATED CLAIMS

     A.  Objection Deadline; Prosecution Of Objections..........................PLAN-19
     B.  No Distributions Pending Allowance.....................................PLAN-19
     C.  Distribution Reserve...................................................PLAN-19
     D.  Distributions After Allowance..........................................PLAN-19

                                   ARTICLE X.
        CONDITIONS PRECEDENT TO CONFIRMATION ANDCONSUMMATION OF THE PLAN

     A.  Conditions To Confirmation.............................................PLAN-20
     B.  Conditions To Consummation.............................................PLAN-20
     C.  Waiver Of Conditions...................................................PLAN-21

                                   ARTICLE XI.
                          MODIFICATIONS AND AMENDMENTS

                                  ARTICLE XII.
                            RETENTION OF JURISDICTION

                                  ARTICLE XIII.
                           COMPROMISES AND SETTLEMENTS

                                  ARTICLE XIV.
                            MISCELLANEOUS PROVISIONS

     A.  Bar Dates For Certain Claims...........................................PLAN-23
              1.  ADMINISTRATIVE CLAIMS; SUBSTANTIAL CONTRIBUTION CLAIMS........PLAN-23
              2.   PROFESSIONAL FEE CLAIMS......................................PLAN-23
     B.  Payment Of Statutory Fees..............................................PLAN-23
     C.  Severability Of Plan Provisions........................................PLAN-24
     D.  Successors And Assigns.................................................PLAN-24
     E.  Releases And Satisfaction Of Subordination Rights......................PLAN-24
     F.  Discharge Of The Debtor................................................PLAN-24
     G.  Committees.............................................................PLAN-25
     H.  Exculpation And Limitation Of Liability................................PLAN-25
     I.  Releases...............................................................PLAN-25
     J.  Binding Effect.........................................................PLAN-25
     K.  Revocation, Withdrawal, Or Non-Consummation............................PLAN-25
     L.  Plan Supplement........................................................PLAN-26
     M.  Notices................................................................PLAN-26
     N.  Indemnification Obligations............................................PLAN-26
     O.  Prepayment.............................................................PLAN-27
     P.  Term Of Injunctions Or Stays...........................................PLAN-27
     Q.  Governing Law..........................................................PLAN-27


                                    PLAN-iii

                                TABLE OF EXHIBITS

Exhibit                             Name
-------                             ----

     A            Amended Eagle Certificate of Incorporation and By-laws

     B            Subsidiaries of Eagle Food Centers, Inc.

     C            New Senior Notes Indenture

     D Executory Contracts and Unexpired Leases to Be Rejected Under the Plan

     E            Form 10-K for Fiscal Year Ended January 29, 2000


                                     PLAN-iv

                                  INTRODUCTION

     Eagle Food Centers, Inc. ("Eagle" or the "Debtor") hereby proposes the following first amended reorganization plan (the "Plan") for the resolution of its outstanding creditor Claims and equity Interests. Reference is made to the Disclosure Statement (as that term is defined herein), distributed contemporaneously herewith, for a discussion of the Debtor's history, business, properties, results of operations, projections for future operations, risk factors, a summary and analysis of the Plan, and certain related matters, including the New Securities to be issued under the Plan. The Debtor is the proponent of this Plan within the meaning of Section 1129 of the Bankruptcy Code (as that term is defined herein).

     All holders of Claims and all holders of Interests are encouraged to read this Plan and the Disclosure Statement in their entirety before voting to accept or reject this Plan. Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019 and those restrictions on modifications set forth in Article XI of this Plan, the Debtor reserves the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.


                                   ARTICLE I.

                      DEFINITIONS, RULES OF INTERPRETATION,
                             AND COMPUTATION OF TIME

A.   SCOPE OF DEFINITIONS; RULES OF CONSTRUCTION

     For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

B.   DEFINITIONS


     1.1 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estate and operating the business of the Debtor, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, (b) Professional Fees, (c) the reasonable fees and expenses incurred on or after the Petition Date by the Indenture Trustee that are required to be paid by the Debtor pursuant to the Senior Notes Indenture, (d) all fees and charges assessed against the Estate under chapter 123 of title 28, United States Code, and (e) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under Section 546(c)(2)(A) of the Bankruptcy Code.

     1.2 "Affiliate" means Eagle or any corporation, limited liability company, joint venture, or partnership in which Eagle directly or indirectly owns 20% or more of the equity interest of such entity.

     1.3 "Allowed Claim" means a Claim or any portion thereof (a) as to which no objection to allowance or request for estimation has been interposed on or before the Consummation Date or the expiration of such other applicable period of limitation fixed by the Bankruptcy Code, Bankruptcy Rules, or the Bankruptcy Court, (b) as to which any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, (c) that has been allowed by a Final Order, (d) as to which the liability of the Debtor, and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court, or (e) that is expressly allowed in a liquidated amount in the Plan; PROVIDED, HOWEVER, that with respect to an Administrative Claim, "Allowed Claim" means an Administrative Claim as to which a timely request for payment has been made in accordance with Article XIV.A.1 of this Plan (if such written request is required) or other Administrative Claim, in each case as to which the Debtor (1) has not interposed a timely objection or
(2) has interposed a timely objection and such objection has been settled, waived through payment, or withdrawn, or has been denied by a Final Order; PROVIDED FURTHER, HOWEVER, that all Class 1, 2 and 3 Claims, if any, shall be treated for all purposes as if the Chapter 11 Case was not filed, and the determination of whether any such Claims shall be allowed and/or the amount of any such Claims (as to which no proof of Claim need be filed) shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved, or adjudicated if the Chapter 11 Case had not been commenced; PROVIDED FURTHER, HOWEVER, that any Claims that are Lease Rejection Claims are limited to the damages allowed under Section 502(b)(6) of the Bankruptcy Code.

     1.4 "Allowed" means, when used in reference to a Claim or Interest within a particular Class, an Allowed Claim or Allowed Interest of the type described in such Class.

     1.5 "Allowed Class . . . Claim" means an Allowed Claim in the particular Class described.

     1.6 "Allowed Class . . . Interest" means an Interest in the particular Class described (a) that has been allowed by a Final Order, (b) for which (i) no objection to its allowance has been filed within the periods of limitation fixed by the Bankruptcy Code or by any Final Order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or (c) that is expressly allowed in the Plan; PROVIDED, HOWEVER, that all Class 4 Interests, if any, shall be treated for all purposes as if the Chapter 11 Case were not filed, and the determination of whether any such Interests shall be allowed and/or the amount of any such Interests (as to which no proof of Interest need be filed) shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such Interest would have been determined, resolved, or adjudicated if the Chapter 11 Case had not been commenced.

     1.7 "Amended Eagle Certificate of Incorporation and By-laws" means the Reorganized Debtor's certificate of incorporation and by-laws in effect under the laws of the State of Delaware, as amended by the Plan.

     1.8 "Ballot" means each of the ballot forms distributed with the Disclosure Statement to holders of Impaired Claims entitled to vote under Article II hereof in connection with the solicitation of acceptances of the Plan.

     1.9 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330, as now in effect or hereafter amended.

     1.10 "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

     1.11 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

     1.12 "Bar Date(s)" means the date(s), if any, designated by the Bankruptcy Court as the last dates for filing proofs of Claim against the Debtor.

     1.13 "Business Day" means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Fed. R. Bankr. P. 9006(a)), on which commercial banks are open for business in New York, New York.

     1.14 "Cash" means legal tender of the United States or equivalents thereof.

     1.15 "Chapter 11 Case" means the Chapter 11 case of Eagle.

     1.16 "Claim" means a claim against the Debtor, whether or not asserted, as defined in Section 101(5) of the Bankruptcy Code.

     1.17 "Class" means a category of holders of Claims or Interests, as described in Article II below.

     1.18 "Class 5 Cash" means Cash in the amount of $15,000,000, to be distributed to holders of Allowed Class 5 Senior Note Claims pursuant to Article III.C.2 of the Plan.


                                     PLAN-2

     1.19 "Collateral" means any property or interest in property of the Debtor's Estate subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

     1.20 "Common Stock" means Eagle common stock, par value $.01 per share, together with any options, warrants, or rights, contractual or otherwise, to acquire or receive any such stock, including, but not limited to, the Stock Options and Warrants, as well as the 10,939,048 shares of common stock of the Reorganized Debtor, par value $.01 per share, authorized under Article IV.C of the Plan and the Amended Eagle Certificate of Incorporation and Bylaws.

     1.21 "Confirmation" means entry by the Bankruptcy Court of the Confirmation Order.

     1.22 "Confirmation Date" means the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order.

     1.23 "Confirmation Hearing" means the hearing to consider confirmation of the Plan under Section 1128 of the Bankruptcy Code.

     1.24 "Confirmation Order" means the order entered by the Court confirming the Plan.

     1.25 "Congress" means Congress Financial Corporation (Central).

     1.26 "Consummation Date" means the Business Day on which all conditions to the consummation of the Plan as set forth in Article X.B hereof have been satisfied or waived as provided in Article X.C hereof and is the effective date of the Plan.

     1.27 "Court" means the Bankruptcy Court or such other court as may have jurisdiction over the Chapter 11 case.

     1.28 "Creditor" means any Person who holds a Claim against the Debtor.

     1.29 "Creditors' Committee" means the committee of unsecured creditors, if any, appointed pursuant to Section 1102(a) of the Bankruptcy Code in the Chapter 11 Case.

     1.30 "Cure" means the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to Section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

     1.31 "Debtor" means Eagle, including in its capacity as debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code, and as reorganized hereunder.

     1.32 "DIP Facility" means the debtor-in-possession credit facility to be provided to the Debtor during the Chapter 11 Case in the principal amount of $50,000,000, pursuant to the DIP Facility Agreement.

     1.33 "DIP Facility Agreement" means the Conversion Agreement and Amendment to Financing Agreements, to be dated as of, or prior to, the Petition Date, between the Debtor and Congress, and the other signatories thereto.

     1.34 "DIP Facility Claim" means a Claim arising under or as a result of the DIP Facility.

     1.35 "Disbursing Agent" means the Reorganized Debtor or any party designated by the Reorganized Debtor, in its sole discretion, to serve as a disbursing agent under the Plan.

     1.36 "Disclosure Statement" means the written disclosure statement that relates to the Plan, dated April 17, 2000, as amended, supplemented, or modified from time to time, and that is prepared and distributed in accordance with Sections 1125 and 1126(b) of the Bankruptcy Code and Fed. R. Bankr. P. 3018.


                                     PLAN-3

     1.37 "Disputed Claim" means any Claim not otherwise Allowed or paid pursuant to the Plan or an order of the Bankruptcy Court (a) which has been or hereafter is listed on the Schedules as unliquidated, contingent, or disputed, and which has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, (b) proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of Claim was not timely or properly filed, (c) proof of which was timely and properly filed and which has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent,
(d) that is disputed in accordance with the provisions of this Plan, or (e) as to which the Debtor has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order; PROVIDED, HOWEVER, that for purposes of determining whether a particular Claim is a Disputed Claim prior to the expiration of any period of limitation fixed for the interposition by the Debtor of objections to the allowance of Claims, any Claim that is not identified by the Debtor as an Allowed Claim shall be deemed a Disputed Claim.

     1.38 "Distribution Date" means the date, occurring as soon as practicable after the Consummation Date, upon which distributions are made by the Reorganized Debtor to holders of Allowed DIP Facility, Administrative, Priority Tax, and Class 1, 2, and 5 Claims; PROVIDED, HOWEVER, that in no event shall the Distribution Date occur later than twenty (20) Business Days after the Consummation Date.

     1.39 "Distribution Record Date" means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the fifth (5th) Business Day following the Confirmation Date.

     1.40 "Distribution Reserve" means the reserve, if any, established and maintained by the Reorganized Debtor, into which the Reorganized Debtor shall deposit the amount of Cash or other property that would have been distributed by the Reorganized Debtor on the Distribution Date to holders of (a) Disputed Claims, (b) contingent liquidated Claims, if such Claims had been undisputed or noncontingent Claims on the Distribution Date, pending (i) the allowance of such Claims, (ii) the estimation of such Claims for purposes of allowance or (iii) the realization of the contingencies, and (c) unliquidated Claims, if such Claims had been liquidated on the Distribution Date, such amount to be estimated by the Bankruptcy Court or agreed upon by the Debtor or Reorganized Debtor, as the case may be, and the holders thereof as sufficient to satisfy such unliquidated Claim upon such Claim's (x) allowance, (y) estimation for purposes of allowance, or (z) liquidation, pending the occurrence of such estimation or liquidation.

     1.41 "Eagle" means Eagle Food Centers, Inc., a Delaware corporation.

     1.42 "Equity Securities" means, collectively, the Common Stock, Stock Options, and Warrants, together with any options, warrants, or rights, contractual or otherwise, to acquire or receive any such stock or ownership interests, including, but not limited to, the Options, the Warrants and any contracts or agreements pursuant to which the non-debtor party was or could have been entitled to receive shares of stock or other ownership interests in Eagle.

     1.43 "Estate" means the estate of Eagle in the Chapter 11 Case, created pursuant to Section 541 of the Bankruptcy Code.

     1.44 "Exit Lenders" means the one or more lenders party to the New Senior Secured Facility.

     1.45 "Face Amount" means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

     1.46 "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Case, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

     1.47 " General Unsecured Claim" means a Claim against the Debtor that is not a DIP Facility Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim, Secured Claim, Senior Note Claim, or Securities Claim.


                                     PLAN-4

     1.48 "Impaired" means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

     1.49 "Indenture Trustee" means U.S. Bank, N.A. or its successor, in either case in its capacity as indenture trustee for the Senior Notes Indenture.

     1.50 "Interest" means (a) the legal, equitable, contractual and other rights of any Person with respect to Common Stock, Stock Options, Warrants, or any other Equity Securities of Eagle and (b) the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing.


     1.51 "Lease Rejection Claim" means any Claim asserted by or on behalf of a landlord to a lease under which Eagle was a lessee as of or prior to the Petition Date for damages resulting from the termination of such lease of real property.

     1.52 "Lender Secured Claims" means the Secured Claims of Congress under the Loan and Security Agreement.

     1.53 "Lien" means a charge against or interest in property to secure payment of a debt or performance of an obligation.

     1.54 "Litigation Claims" means the claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtor or the Estate may hold against any Person, which are to be retained by the Reorganized Debtor pursuant to Article IV.F of this Plan.

     1.55 "Loan and Security Agreement" means the Loan and Security Agreement, dated as of May 22, 1995, among Eagle, as borrower, and the lender party thereto, Congress Financial Corporation (Central), as amended and supplemented from time to time.

     1.56 "New Securities" means, collectively, the (a) New Senior Notes and (b) Common Stock to be issued to the Indenture Trustee, for the ratable benefit of all holders of Allowed Class 5 Senior Note Claims, pursuant to Article III.D.2 of the Plan.

     1.57 "New Senior Notes" means the 11% Senior Notes due 2005 of the Reorganized Debtor, in the aggregate principal amount of $85 million, to be issued and distributed pursuant to the Plan on the Distribution Date and governed by the terms of the New Senior Notes Indenture, as more fully described in Article VI hereof.

     1.58 "New Senior Notes Indenture" means the indenture to be entered into between the Reorganized Debtor and an entity to be selected prior to the Consummation Date, as indenture trustee, under which the New Senior Notes shall be issued, which indenture shall be substantially in the form of the indenture to be included in the Plan Supplement as Exhibit C to this Plan.

     1.59 "New Senior Notes Indenture Trustee" means the indenture trustee for the New Senior Notes Indenture.

     1.60 "New Senior Secured Facility" means the new senior secured credit facilit(ies) in an aggregate principal amount of not more than $ 50 million, which the Reorganized Debtor anticipates entering into as a condition to the consummation of the Plan.

     1.61 "Ordinary Course Professionals' Order" means an order entered by the Bankruptcy Court authorizing the Debtor to retain, employ and pay certain professionals, as specified in the order, which are not involved in the administration of the Chapter 11 Case, in the ordinary course of business, without further order of the Bankruptcy Court.

     1.62 "Other Priority Claim" means a Claim entitled to priority pursuant to
Section 507(a) of the Bankruptcy Code other than a DIP Facility Claim, Priority Tax Claim or an Administrative Claim.

     1.63 "Other Secured Claims" means, collectively, all Secured Claims against Eagle, other than the Lender Secured Claims.

     1.64 "Petition Date" means the date on which Eagle filed its petition for relief commencing the Chapter 11 Case.


                                     PLAN-5

     1.65 "Plan" means this Chapter 11 reorganization plan for Eagle and all exhibits annexed hereto or referenced herein, as the same may be amended, modified or supplemented from time to time.

     1.66 "Plan Supplement" means the compilation of documents and forms of documents specified in the Plan which will be filed with the Bankruptcy Court not later than the fifth (5th) Business Day prior to the date of the commencement of the Confirmation Hearing.

     1.67 "Priority Tax Claim" means a Claim that is entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

     1.68 "Professional" means any professional employed in the Chapter 11 Case pursuant to Sections 327 or 1103 of the Bankruptcy Code or otherwise and the professionals seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to Section 503(b)(4) of the Bankruptcy Code.

     1.69 "Professional Fee Claim" means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Consummation Date.

     1.70 "Pro Rata" means, at any time, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims) in such Class, unless the Plan provides otherwise.

     1.71 "Reinstated" or "Reinstatement" means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim; PROVIDED, HOWEVER, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

     1.72 "Reorganized Debtor" means reorganized Eagle, on and after the Consummation Date.

     1.73 "Restructuring" means, collectively, the transactions and transfers described in Article IV of this Plan.

     1.74 "Revolving Loan Documents" means, collectively (a) the Loan and Security Agreement and Pledge Agreement (as those terms are defined in the Loan and Security Agreement), (b) each other security agreement or pledge agreement entered into pursuant to the Loan and Security Agreement, and (c) each other agreement that creates or purports to create or perfect a Lien in favor of Congress.

     1.75 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs, if any, filed in the Bankruptcy Court by Eagle as such schedules or statements may be amended or supplemented from time to time in accordance with Fed. R. Bankr. P. 1009 or orders of the Bankruptcy Court.

     1.76 "Secured Claim" means a Claim that is secured by a security interest in or lien upon property, or the proceeds of the sale of such property, in which the Debtor has an interest, to the extent of the value, as of the Consummation Date or such later date as is established by the Bankruptcy Court, of such interest or lien as determined by a Final Order of the Bankruptcy Court pursuant to Section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtor or Reorganized Debtor and the holder of such Claim.

     1.77 "Securities Act" means the Securities Act of 1933, 15 U.S.C. ss.ss. 77a-77aa, as now in effect or hereafter amended.

     1.78 "Senior Note Claim" means a Claim of a Senior Note Holder arising under or as a result of the Senior Notes.


                                     PLAN-6

     1.79 "Senior Note Holder" means a holder of Senior Notes.

     1.80 "Senior Notes Indenture" means the indenture, dated April 26, 1993, between Eagle and First Trust, NA, as trustee, pursuant to which the Senior Notes were issued.

     1.81 "Senior Notes" means the 85/8% Senior Notes Due April 15, 2000 of Eagle, issued and outstanding under the Senior Notes Indenture.

     1.82 "Setoff Claim" means a Claim, against the Debtor, of a holder that has a valid right of setoff with respect to such Claim, which right is enforceable under Section 553 of the Bankruptcy Code as determined by a Final Order or as otherwise agreed in writing by the Debtor, to the extent of the amount subject to such right of setoff.

     1.83 "Solicitation" means the solicitation by Eagle from holders of Impaired Claims and Interests of acceptances of the Plan pursuant to Section 1126(b) of the Bankruptcy Code.

     1.84 "Stock Options" means the outstanding options to purchase Common Stock, as of the Petition Date, if any.

     1.85 "Subsidiaries" means, collectively, the direct and indirect subsidiaries of Eagle listed on the annexed Exhibit B.

     1.86 "Substantial Contribution Claim" means a claim for compensation or reimbursement of expenses incurred in making a substantial contribution in the Chapter 11 Case pursuant to Section 503(b)(3),(4), or (5) of the Bankruptcy Code.

     1.87 "Trade Claim" means any General Unsecured Claim against the Debtor, arising from or with respect to the sale of goods or services to the Debtor, prior to the Petition Date, in the ordinary course of the Debtor's business, including any Claim of an employee that is not an Other Priority Claim, but only to the extent that the holder of such Claim continues to provide goods and/or services to the Debtor pursuant to customary or ordinary trade terms.

     1.88 "Unimpaired Claim" means a Claim that is not an Impaired Claim.

     1.89 "Voting Deadline" means 5:00 p.m. on May 12, 2000 unless extended by the Debtor.

     1.90 "Voting Record Date" means, with respect to identification of the holders of Impaired Claims entitled to vote on the Plan, April 12, 2000.

     1.91 "Warrants" means the outstanding warrants to purchase Common Stock, as of the Petition Date, if any.

C.   RULES OF INTERPRETATION

     1.  GENERAL

     For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document's being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

     2.  RULE OF "CONTRA PROFERENTUM" NOT APPLICABLE

     This Plan is the product of extensive discussions and negotiations between and among, INTER ALIA, the Debtor, Congress, the largest institutional holders of Senior Notes, and certain other creditors and constituencies. Each of the foregoing was represented


                                     PLAN-7
by counsel who either (a) participated in the formulation and documentation of or (b) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the documents ancillary thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as "CONTRA PROFERENTUM" shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, or any contract, instrument, release, indenture, or other agreement or document generated in connection herewith.

D.   COMPUTATION OF TIME

     In computing any period of time prescribed or allowed by the Plan, the provisions of Fed. R. Bankr. P. 9006(a) shall apply.


                                   ARTICLE II.

                     CLASSIFICATION OF CLAIMS AND INTERESTS

A.   INTRODUCTION

     All Claims and Interests, except DIP Facility Claims, Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with Section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

     A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Consummation Date.

B.   UNCLASSIFIED CLAIMS (NOT ENTITLED TO VOTE ON THE PLAN)

     1.  DIP FACILITY CLAIMS

     2.  ADMINISTRATIVE CLAIMS

     3.  PRIORITY TAX CLAIMS

C. UNIMPAIRED CLASSES OF CLAIMS (DEEMED TO HAVE ACCEPTED THE PLAN AND, THEREFORE, NOT ENTITLED TO VOTE)

     1.  CLASS 1:  OTHER PRIORITY CLAIMS

     Class 1 consists of all Other Priority Claims against Eagle.

     2.  CLASS 2:  OTHER SECURED CLAIMS

     Class 2 consists of all Secured Claims against Eagle, other than Lender Secured Claims, secured by and to the extent of the value (as of the Petition
Date), if any, of the Collateral securing such Claims.

     3.  CLASS 3:  GENERAL UNSECURED CLAIMS

     Class 3 consists of all General Unsecured Claims against Eagle.


                                     PLAN-8

D. IMPAIRED CLASSES OF CLAIMS AND INTERESTS (CLASSES 4, 5 AND 6 ARE ENTITLED TO VOTE ON THE PLAN)

     1.  CLASS 4:  LENDER SECURED CLAIMS

     Class 4 consists of all Claims against Eagle, secured by and to the extent of the value (as of the Petition Date), if any, of the Collateral securing such Claims directly or indirectly arising from or under, or relating in any way to, the Revolving Loan Documents. Notwithstanding anything contained in this Plan to the contrary, the Class 4 Lender Secured Claims shall be deemed Allowed Class 4 Lender Secured Claims in the aggregate amount of $2,000,000 plus accrued interest through the Consummation Date.

     2.  CLASS 5:  SENIOR NOTE CLAIMS

     Class 5 consists of all Senior Note Claims against Eagle. Notwithstanding anything contained in this Plan to the contrary, the Class 5 Senior Note Claims shall be deemed Allowed Class 5 Senior Note Claims in the aggregate amount of $100,000,000 plus accrued interest, at the rate of 85/8% per annum, through the Consummation Date.

     3.  CLASS 6:  EQUITY SECURITIES INTERESTS

     Class 6 consists of all Interests in Eagle directly or indirectly arising from or under, or relating in any way to, any of the Equity Securities of Eagle.


                                  ARTICLE III.

                        TREATMENT OF CLAIMS AND INTERESTS

A.   UNCLASSIFIED CLAIMS

     1.  DIP FACILITY CLAIMS

     On, or one Business Day after, the Consummation Date or the date such DIP Facility Claim becomes payable pursuant to any agreement between Eagle and the holder of such DIP Facility Claim, each holder of an Allowed DIP Facility Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed DIP Facility Claim (a) cash equal to the unpaid portion of such Allowed DIP Facility Claim or (b) such other treatment as to which Eagle and such holder shall have agreed upon in writing.

     2.  ADMINISTRATIVE CLAIMS

     Except as otherwise provided for herein, and subject to the requirements of
Article XIV.A.1 hereof, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between the Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim (a) Cash equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as to which the Debtor and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

     3.  PRIORITY TAX CLAIMS

     On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) Cash payments over time in an aggregate principal amount equal to the amount of such Allowed Priority Tax Claim plus interest on the unpaid portion thereof at the rate of seven percent (7%) per annum from the


                                     PLAN-9

Consummation Date through the date of payment thereof, or (c) such other treatment as to which Eagle and such holder shall have agreed upon in writing. Cash payments of principal shall be made in annual installments, each such installment amount being equal to ten percent (10%) of such Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on or before the first anniversary of the Consummation Date, or as soon thereafter as is practicable, and subsequent payments to be due on the anniversary of the first payment date or as soon thereafter as is practicable; PROVIDED, HOWEVER, that any installments remaining unpaid on the date that is six years after the date of assessment of the tax that is the basis for the Allowed Priority Tax Claim shall be paid on the first Business Day following such date, or as soon thereafter as is practicable together with any accrued and unpaid interest to the date of payment; and PROVIDED FURTHER, that the Debtor reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and PROVIDED FURTHER, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Consummation Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

B.   UNIMPAIRED CLASSES OF CLAIMS

     1.  CLASS 1:  OTHER PRIORITY CLAIMS

     On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class 1 Other Priority Claim becomes an Allowed Class 1 Other Priority Claim, or (iii) the date such Class 1 Other Priority Claim becomes payable pursuant to any agreement between Eagle and the holder of such Class 1 Other Priority Claim, each holder of an Allowed Class 1 Other Priority Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim
(a) Cash equal to the unpaid portion of such Allowed Class 1 Other Priority Claim or (b) such other treatment as to which Eagle and such holder shall have agreed upon in writing.

     2.  CLASS 2:  OTHER SECURED CLAIMS

     On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class 2 Other Secured Claim becomes an Allowed Class 2 Other Secured Claim, or (iii) the date such Class 2 Other Secured Claim becomes payable pursuant to any agreement between Eagle and the holder of such Class 2 Other Secured Claim, each holder of an Allowed Class 2 Other Secured Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 2 Other Secured Claim, shall, in the sole discretion of Eagle, (a) receive deferred cash payments totaling at least the allowed amount of such Allowed Class 2 Other Secured Claim, of a value, as of the Consummation Date, of at least the value of such holder's interest in the Estate's interest in the Collateral securing the Allowed Class 2 Other Secured Claim, (b) upon abandonment by Eagle receive the Collateral securing such holder's Allowed Class 2 Other Secured Claim, (c) receive payments or liens amounting to the indubitable equivalent of the value of such holder's interest in the Estate's interest in the Collateral securing the Allowed Class 2 Other Secured Claim, (d) be Reinstated, or (e) receive such other treatment as Eagle and such holder shall have agreed upon in writing. To the extent, if any, that the value of the collateral securing a Class 2 Secured Claim is less than the total amount of such Claim, the difference shall be treated as a Class 3 General Unsecured Claim. Eagle specifically reserves all rights to challenge the validity, nature and perfection of, and to avoid pursuant to the provisions of the Bankruptcy Code and other applicable law, any purported liens and security interests. SuperValu Holdings, Inc. and Navistar Financial Corp. will continue to receive payments under their respective agreements in the ordinary course of business and continue to hold first priority liens to secure Eagle's obligations under their respective agreements post-Consummation Date.

     3.  CLASS 3:  GENERAL UNSECURED CLAIMS

     Each holder of an Allowed Class 3 General Unsecured Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 3 General Unsecured Claim, in the sole discretion of Eagle, (a) treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class 3 General Unsecured Claim entitles the holder of such Claim; (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Allowed Class 3 General Unsecured Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, treatment that (i) cures any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (ii) reinstates the maturity of such Allowed Class 3 General Unsecured Claim as such maturity existed before such default, (iii) compensates the holder of such Allowed Class 3 General Unsecured Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) does not otherwise alter the legal, equitable, or contractual rights to which such Allowed Class 3 General Unsecured


                                    PLAN-10

Claim entitles the holder of such Claim; or (c) such other treatment as to which Eagle and such holder shall have agreed upon in writing.

C.   IMPAIRED CLASSES OF CLAIMS

     1.  CLASS 4:  LENDER SECURED CLAIMS

     On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class 4 Lender Secured Claim becomes an Allowed Class 4 Lender Secured Claim, or (iii) the date such Class 4 Lender Secured Claim becomes payable pursuant to any agreement between Eagle and the holder of such Class 4 Lender Secured Claim, each holder of an Allowed Class 4 Lender Secured Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 4 Lender Secured Claim
(a) cash equal to the unpaid portion of such Allowed Class 4 Lender Secured Claim, including accrued but unpaid interest at the contract rate through the date of payment, or (b) such other treatment as to which Eagle and such holder shall have agreed upon in writing.

     2.  CLASS 5:  SENIOR NOTE CLAIMS

     On, or as soon as reasonably practicable after, the Distribution Date, the Debtor or the Reorganized Debtor, as the case may be, shall distribute to the Indenture Trustee, for the ratable benefit of the holders of Allowed Class 5 Senior Note Claims, and in full satisfaction, settlement, release, and discharge of and in exchange for all such Allowed Class 5 Senior Note Claims, (i) the New Senior Notes, (ii) the Class 5 Cash, and (iii) 15% of the fully-diluted Common Stock of the Reorganized Debtor. The Indenture Trustee will then, in full satisfaction of its obligations under the Senior Notes Indenture, transfer all such property to the New Senior Note Indenture Trustee who shall, in accordance with the terms of the New Senior Notes Indenture, (a) distribute to each holder of an Allowed Class 5 Senior Note Claim such holder's Pro Rata share of the New Senior Notes, Class 5 Cash, and one-third (1/3) of the Common Stock described in clause (iii) above, and (b) retain the remaining two-thirds (2/3) of the Common Stock described in clause (iii) above for future distribution to holders of Allowed Class 5 Senior Note Claims or return to the Reorganized Debtor, as the case may be, in accordance with the terms of the two next succeeding sentences. If the Reorganized Debtor is sold to a third party or the New Senior Notes are retired prior to October 15, 2001, then the New Senior Notes Indenture Trustee shall return to the Reorganized Debtor the remaining two-thirds (2/3) of the Common Stock referred to in clause (iii) above; if the Reorganized Debtor is sold to a third party or the New Senior Notes are retired after October 15, 2001, but prior to October 15, 2002, then the New Senior Notes Indenture Trustee shall return to the Reorganized Debtor one-third (1/3) of the Common Stock referred to in clause (iii) above; if the Reorganized Debtor is not sold to a third party or the New Senior Notes are not retired prior to October 15, 2002, then the New Senior Notes Indenture Trustee shall not return to the Reorganized Debtor any portion of the Common Stock referred to in clause (iii) above. Any Common Stock distributed to the New Senior Notes Indenture Trustee and not required to be returned to the Reorganized Debtor in accordance with the terms of the immediately preceding sentence shall be distributed by the New Senior Notes Indenture Trustee, on a Pro Rata basis, to the holders of Allowed Class 5 Senior Note Claims.

     3.  CLASS 6:  EQUITY SECURITIES INTERESTS

     Each holder of an Allowed Equity Securities Interest shall retain such Equity Securities Interest.

D.   SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS

     Except as otherwise provided in the Plan, nothing shall affect the Debtor's or Reorganized Debtor's rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to Setoffs or recoupments against Unimpaired Claims.

E.   ACCRUAL OF POST-PETITION INTEREST

     Interest on, and fees and expenses (if any) with respect to, Allowed Class 2 Other Secured Claims and Allowed Class 3 General Unsecured Claims, including, but not limited to, unpaid professional fees due the holders of such Claims, shall be paid when due under the contract, agreement, or other instrument governing the terms and conditions of the obligation comprising such Allowed Claim, together with any additional amounts required to be paid with respect to Unimpaired Claims pursuant to Section 1124 of the Bankruptcy Code.


                                    PLAN-11

                                   ARTICLE IV.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.   CONTINUED CORPORATE EXISTENCE

     Eagle shall continue to exist after the Consummation Date as a separate corporate entity, in accordance with the laws of the State of Delaware, and pursuant to its certificate of incorporation and by-laws in effect prior to the Consummation Date, except to the extent such certificate of incorporation and by-laws are amended by this Plan.

B.   CORPORATE ACTION

     1.  CANCELLATION OF SENIOR NOTES AND SENIOR NOTES INDENTURE

     On the Consummation Date, except as otherwise provided for herein, (i) the Senior Notes and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtor, except such notes or other instruments evidencing indebtedness or obligations of the Debtor that are Reinstated under the Plan, shall be canceled, and (ii) the obligations of the Debtor under any agreements, indentures or certificates of designations governing the Senior Notes and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtor, except such notes or other instruments evidencing indebtedness or obligations of the Debtor that are Reinstated under the Plan, as the case may be, shall be discharged; PROVIDED, HOWEVER, that each indenture or other agreement that governs the rights of the holder of a Claim and that is administered by an indenture trustee, an agent, or a servicer shall continue in effect solely for the purposes of (i) allowing such indenture trustee, agent, or servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article III hereof and (ii) permitting such indenture trustee, agent, or servicer to maintain any rights or liens it may have for fees, costs and expenses under such indenture or other agreement; PROVIDED, FURTHER, that the provisions of clause (ii) of this paragraph shall not affect the discharge of the Debtor's liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to the Reorganized Debtor. The Reorganized Debtor shall not have any obligations to any indenture trustee, agent or servicer (or to any Disbursing Agent replacing such indenture trustee, agent or servicer) for any fees, costs or expenses, except as expressly provided in this Article IV.B.1; PROVIDED, HOWEVER, that nothing herein shall preclude such indenture trustee, agent or servicer (or any Disbursing Agent replacing such indenture trustee, agent or servicer) from being paid or reimbursed for pre-petition and post-petition fees, costs and expenses from the distributions until payment in full of such fees, costs or expenses that are governed by the respective indenture or other agreement in accordance with the provisions set forth therein, provided, however, that such fees and expenses are approved by the Court as reasonable.

     Any actions taken by an indenture trustee, an agent, or a servicer that are not for the purposes authorized in this Article IV.B.1 of the Plan shall not be binding upon the Debtor. Notwithstanding the foregoing, but subject to the express terms of any binding indenture or governing agreement, the Debtor may terminate any indenture or other governing agreement and the authority of any indenture trustee, agent, or servicer to act thereunder at any time, with or without cause, by giving five (5) days written notice of termination to the indenture trustee, agent, or servicer. If distributions under the Plan have not been completed at the time of termination of the indenture or other governing agreement, the Debtor shall designate a Disbursing Agent to act in place of the indenture trustee, agent, or servicer, and the provisions of this Article IV.B.1 shall be deemed to apply to the new distribution agent.

     2.  AMENDED CERTIFICATE OF INCORPORATION AND BY-LAWS

     The certificate of incorporation and by-laws of the Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, (x) a provision prohibiting the issuance of non-voting equity securities, and if applicable (y) a provision as to the classes of securities issued pursuant to the Plan or thereafter possessing voting power, for an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.


                                    PLAN-12

C.   RESTRUCTURING TRANSACTIONS

     1.  NEW SECURITIES

         (a)    Authorization

     As of the Consummation Date, the issuance by the Reorganized Debtor of (i) $85 million in principal amount of New Senior Notes and (ii) of 10,939,048 shares of Common Stock, par value $.01 per share, is hereby authorized without further act or action under applicable law, regulation, order or rule.

         (b)    Issuance

     The New Senior Notes authorized pursuant to Article IV.C.1 hereof shall be issued by the Reorganized Debtor pursuant to the Plan without further act or action under applicable law, regulation, order or rule.

     2.  NEW SENIOR SECURED FACILITY

     The Debtor or the Reorganized Debtor, as the case may be, expects to enter into one or more post-confirmation loan facilities, which may be the New Senior Secured Facility, in order to (a) refinance amounts outstanding on the Consummation Date under the DIP Facility, (b) make other payments required to be made on the Consummation Date or the Distribution Date, and (c) provide the additional borrowing capacity required by the Reorganized Debtor and the Subsidiaries following the Consummation Date to maintain their operations.

D.   DIRECTORS AND OFFICERS

     The directors and officers of the Debtor before the Consummation Date shall serve as the initial directors and officers of the Reorganized Debtor after the Consummation Date. Those directors and officers who continue to serve after the Consummation Date shall not be liable to any Person for any Claim that arose prior to the Consummation Date in connection with such directors' or officers' service to, or employment by, the Debtor, whether in their capacity as director, officer or employee. The board of directors of the Reorganized Debtor shall have the responsibility for the management, control, and operation of the Reorganized Debtor on and after the Consummation Date.

E.   REVESTING OF ASSETS

     The property of the Estate, together with any property of the Debtor that is not property of the Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the Reorganized Debtor on the Confirmation Date. Thereafter, the Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Confirmation Date, all property of the Debtor shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, the Debtor may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Confirmation Date for professional fees and expenses.

F.   PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS

     Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtor or the Estate may hold against any Person or entity. The Reorganized Debtor or its successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights. Notwithstanding the foregoing on the Consummation Date, the Debtor shall be deemed to have waived any claims or causes of action it may have or assert against a holder of a Trade Claim in virtue of Section 547 of the Bankruptcy Code.


                                    PLAN-13

G.   EXCLUSIVITY PERIOD

     The Debtor shall retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Consummation Date.

H.   EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

     The chairman of the board of directors, president, chief financial officer, or any other appropriate officer of Eagle shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of Eagle shall be authorized to certify or attest to any of the foregoing actions.

I.   TERMINATION OF DIP FACILITY

     To the extent not amended and restated with the express consent of Congress as a part of any post-confirmation financing procured by the Debtor or Reorganized Debtor, as the case may be, the DIP Facility shall be terminated and be of no further force and effect upon payment in full on or one Business Day after the Consummation Date, except as necessary to evidence and maintain the liens and security interests granted pursuant to (i) any Final Order authorizing the Debtor's entry into the DIP Facility and (ii) the various agreements approved thereby; PROVIDED, HOWEVER, that the liens and security interests securing the DIP Facility shall remain in full force and effect until the DIP Facility is repaid in full in cash.

J.   EXEMPTION FROM CERTAIN TRANSFER TAXES

     Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from the Debtor to the Reorganized Debtor or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.


                                   ARTICLE V.

                       ACCEPTANCE OR REJECTION OF THE PLAN

A.   CLASSES ENTITLED TO VOTE

     Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan, shall be entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan.

B.   ACCEPTANCE BY IMPAIRED CLASSES

     An Impaired Class of Claims shall have accepted the Plan if (i) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An Impaired Class of Interests shall have accepted the Plan if
(i) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.


                                    PLAN-14

C.   CRAMDOWN

     Eagle may request Confirmation of the Plan, as it may be modified from time to time, under Section 1129(b) of the Bankruptcy Code. Eagle reserves the right to modify the Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification.


                                   ARTICLE VI.

                             SECURITIES TO BE ISSUED
                           IN CONNECTION WITH THE PLAN

     On or before the Distribution Date, the Reorganized Debtor shall issue for distribution in accordance with the provisions of the Plan (a) all of the New Senior Notes for distribution pursuant to the provisions of the Plan and the New Senior Note Indenture and (b) the Common Stock to be distributed to the holders of Allowed Class 5 Senior Note Claims pursuant to the Plan. All securities to be issued will be deemed issued as of the Distribution Date regardless of the date on which they are actually distributed. The form of indenture governing the New Senior Notes shall be included in the Plan Supplement as Exhibit C to this Plan.


                                  ARTICLE VII.

                       PROVISIONS GOVERNING DISTRIBUTIONS

A.   DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE CONSUMMATION DATE

     Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Consummation Date shall be made on the Distribution Date, or as soon thereafter as practicable. The New Securities to be issued under this Plan shall be deemed issued as of the Distribution Date regardless of the date on which they are actually distributed. Distributions on account of Claims that first become Allowed Claims after the Consummation Date shall be made pursuant to Articles III, VII, and IX of this Plan.

B.   INTEREST ON CLAIMS

     Unless otherwise specifically prohibited by this Plan or the Confirmation Order, or by applicable bankruptcy law, post-petition interest shall accrue and be paid on Allowed Claims when due under the contract, agreement, or other instrument governing the terms and conditions of the obligation comprising such Allowed Claim. Post-petition interest shall accrue and be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon, if and after such Disputed Claim becomes an Allowed Claim.

C.   DISBURSING AGENT

     The Disbursing Agent shall make all distributions required under this Plan (subject to the provisions of Articles III, VII, and IX hereof) except distributions to the holders of Allowed Class 5 Senior Note Claims, which distributions shall be deposited with the Indenture Trustee, who will, in full satisfaction of its obligations under the Senior Notes Indenture, transfer all such property to the New Senior Note Indenture Trustee who shall deliver such distributions to the holders of Allowed Class 5 Senior Claims in accordance with the provisions of this Plan and the terms of the Senior Note Indenture.

     If the Disbursing Agent is an independent third party designated by the Reorganized Debtor to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtor on terms acceptable to the Reorganized Debtor. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtor.


                                    PLAN-15

D.   SURRENDER OF SECURITIES OR INSTRUMENTS

     On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim on account of Senior Notes (a "Certificate") shall surrender such Certificate to the New Senior Notes Indenture Trustee and such Certificate shall be cancelled. No distribution of property hereunder shall be made by the New Senior Notes Indenture Trustee to any such holder unless and until such Certificate is received by the New Senior Notes Indenture Trustee, or the unavailability of such Certificate is reasonably established to the satisfaction of the New Senior Notes Indenture Trustee. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the New Senior Notes Indenture Trustee prior to the second (2nd) anniversary of the Consummation Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to the Reorganized Debtor notwithstanding any federal or state escheat laws to the contrary.

E.   DISBURSEMENTS BY THE NEW SENIOR NOTES INDENTURE TRUSTEE

     Prior to any distribution on account of an Allowed Class 5 Senior Note Claim, the New Senior Notes Indenture Trustee shall, in accordance with its obligations under the New Senior Notes Indenture, or such other terms as the Trustee reasonably determines to be acceptable, shall determine the names of the holders of Allowed Class 5 Senior Note Claims, and the face amount of New Senior Notes to be issued and distributed to or on behalf of such holders of Allowed Class 5 Senior Note Claims in exchange for properly surrendered Senior Notes and shall make such records available to Reorganized Eagle or other parties in interest upon request.

F.   SERVICES OF INDENTURE TRUSTEES, AGENTS, AND SERVICERS

     The services, with respect to consummation of the Plan, of indenture trustees, agents, and servicers under indentures and other agreements that govern the rights of holders of Claims, shall be as set forth in Article IV.B.1 and elsewhere in the Plan.

G.   RECORD DATE FOR DISTRIBUTIONS TO HOLDERS OF DEBT SECURITIES

     At the close of business on the Distribution Record Date, the transfer ledgers for the Senior Notes shall be closed, and there shall be no further changes in the record holders of the Senior Notes. The Reorganized Debtor, the Indenture Trustee and the New Senior Notes Indenture Trustee shall have no obligation to recognize any transfer of such Senior Notes occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

H.   MEANS OF CASH PAYMENT

     Cash payments made pursuant to this Plan shall be in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion; PROVIDED, HOWEVER, that any cash payment in excess of $1,000,000 shall, notwithstanding the foregoing, be effected by wire transfer.

I.   DELIVERY OF DISTRIBUTIONS

     Distributions to holders of Allowed Claims shall be made by the Disbursing Agent, Indenture Trustee or the New Senior Notes Indenture Trustee, as the case may be, (a) at the addresses set forth on the proofs of Claim filed by such holders (or at the last known addresses of such holders if no proof of Claim is filed or if the Debtor has been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim, (c) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or
(d) in the case of the holder of a Claim that is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, at the addresses contained in the official records of such indenture trustee, agent, or servicer, or (e) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to the Debtors. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent or the appropriate indenture trustee, agent, or servicer is notified of such holder's then current address, at which time all missed distributions shall be made to such holder


                                    PLAN-16
without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the indenture trustee, agent, or servicer, shall be returned to the Reorganized Debtor until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second
(2nd) anniversary of the Consummation Date, after which date all unclaimed property shall revert to the Reorganized Debtor free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. On the tenth (10th) day following the first and second anniversary of the Distribution Date, the Disbursing Agent and the New Senior Notes Indenture Trustee shall file with the Court a list of persons to whom the Disbursing Agent or the New Senior Notes Indenture Trustee has been unable to make distributions.

J.   FRACTIONAL DOLLARS; DE MINIMIS DISTRIBUTIONS

     Any other provision of the Plan notwithstanding, payments of fractions of dollars shall not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. The Disbursing Agent, or any indenture trustee, agent, or servicer, as the case may be, shall not make any payment of less than twenty-five dollars ($25.00) with respect to any Claim unless a request therefor is made in writing to such Disbursing Agent, indenture trustee, agent, or servicer, as the case may be.

K.   WITHHOLDING AND REPORTING REQUIREMENTS

     In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

L.   SETOFFS

     The Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or Reorganized Debtor may have against the holder of such Claim; PROVIDED, HOWEVER, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any such claim that the Debtor or Reorganized Debtor may have against such holder.


                                  ARTICLE VIII.

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

A.   ASSUMED CONTRACTS AND LEASES

     Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Consummation Date the Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date, or (iv) is contained on a list of all executory contracts and unexpired leases to be rejected by the Debtor pursuant to this Article VIII.A included in the Plan Supplement as Exhibit D to this Plan. The Confirmation Order shall constitute an order of the Court under Section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Consummation Date.

     Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights,


                                    PLAN-17
privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights IN REM related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Court.

B.   PAYMENTS RELATED TO ASSUMPTION OF CONTRACTS AND LEASES

     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under
Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or the assignee of the Debtor party by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

C.   REJECTED CONTRACTS AND LEASES

     Except as otherwise provided in the Plan, in any motion to reject filed on or before the Confirmation Date, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan (including the list included on Exhibit D to the Plan Supplement), none of the executory contracts and unexpired leases to which the Debtor is a party shall be rejected under the Plan; PROVIDED, HOWEVER, that the Debtor reserves the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which it is a party.

D.   BAR TO REJECTION DAMAGES

     If the rejection by the Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim that is not theretofore evidenced by a timely filed proof of Claim or a proof of Claim that is deemed to be timely filed under applicable law, then such Claim shall be forever barred and shall not be enforceable against the Debtor or the Reorganized Debtor, or the properties of either of them, unless (i) the holder of such Claim was not previously required by an Order of the Court to file a proof of Claim and (ii) such holder files a proof of Claim with the clerk of the Court and served on counsel for the Debtor or Reorganized Debtor, as the case may be, within thirty
(30) days after service of the earlier of (a) notice of entry of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

E.   COMPENSATION AND BENEFIT PROGRAMS

     Except and to the extent previously assumed by an order of the Court on or before the Confirmation Date, and except as set forth in (ii) below, all employee compensation and benefit programs of the Debtor entered into before or after the Petition Date and not since terminated, including, but not limited to
(a) programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code and
(b) the retention agreements, dated January 21, 2000, between the Debtor and certain of the Debtor's key executives, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under Article VIII.A of the Plan, but only to the extent that rights under such programs are held by the Debtor or Persons who are employees of the Debtor as of the Confirmation Date, and the Debtor's obligations under such programs to persons who are employees of the Debtor on the Confirmation Date shall survive confirmation of this Plan, except for (i) executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate Sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) executory contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts; PROVIDED, HOWEVER, that the Debtor's obligations, if any, to pay all "retiree benefits" as defined in Section 1114(a) of the Bankruptcy Code shall continue.


                                    PLAN-18

                                   ARTICLE IX.

                       PROCEDURES FOR RESOLVING DISPUTED,
                       CONTINGENT, AND UNLIQUIDATED CLAIMS

A.   OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS

     As soon as practicable, but in no event later than 180 days after the Consummation Date (unless extended by an order of the Bankruptcy Court), the Reorganized Debtor shall file objections to Claims with the Court and serve such objections upon the holders of each of the Claims to which objections are made. Nothing contained herein, however, shall limit the Reorganized Debtor's right to object to Claims, if any, filed or amended more than 180 days after the Consummation Date.

B.   NO DISTRIBUTIONS PENDING ALLOWANCE

     Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

C.   DISTRIBUTION RESERVE

     The Disbursing Agent shall withhold the Distribution Reserve from the Cash or other property (other than the Class 5 Cash, New Senior Notes, and Common Stock to be distributed to the Indenture Trustee for the ratable benefit of the holders of Allowed Class 5 Senior Notes Claims) to be distributed under the Plan. As to any Disputed Claim, upon a request for estimation by the Debtor, the Court shall determine what amount is sufficient to withhold as the Distribution Reserve. The Debtor may request estimation for every Disputed Claim that is unliquidated and the Disbursing Agent shall withhold the Distribution Reserve based upon the estimated amount of such Claim as set forth in a Final Order. If the Debtor elects not to request such an estimation from the Court with respect to a Disputed Claim that is liquidated, the Disbursing Agent shall withhold the Distribution Reserve based upon the Face Amount of such Claim.

     If practicable, the Disbursing Agent shall invest any Cash that is withheld as the Distribution Reserve in a manner that shall yield a reasonable net return, taking into account the safety of the investment.

D.   DISTRIBUTIONS AFTER ALLOWANCE

     The Reorganized Debtor or the Disbursing Agent, as the case may be, shall make payments and distributions from the Distribution Reserve to each holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the class of Claims to which such holder belongs. On the next succeeding interim distribution date after the date that the order or judgment of the Bankruptcy Court allowing all or part of such Claim becomes a Final Order, the Disbursing Agent shall distribute to the holder of such Claim any Cash or other property in the Distribution Reserve that would have been distributed on the Distribution Date had such Allowed Claim been allowed on the Distribution Date. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim, any Cash or other property remaining in the Distribution Reserve shall become property of the Reorganized Debtor. All distributions made under this Article IX.D of the Plan on account of an Allowed Claim shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property, as if such Allowed Claim had been an Allowed Claim on the Distribution Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under Article IX.D more frequently than once every 180 days or to make any individual payments in an amount less than $25.00.


                                    PLAN-19

                                   ARTICLE X.

                    CONDITIONS PRECEDENT TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

A.   CONDITIONS TO CONFIRMATION

     The following are conditions precedent to confirmation of the Plan that must be (i) satisfied or (ii) waived in accordance with Article X.C below:

     1. The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtor, Institutional Holders and the Exit Lenders.

     2. The Debtor shall have arranged for credit availability under the New Senior Secured Facility, in amount, form and substance acceptable to the Debtor or Reorganized Debtor, as the case may be, to provide the Reorganized Debtor with working capital to meet ordinary and peak requirements and additional borrowings to support future projects.

B.   CONDITIONS TO CONSUMMATION

     The following are conditions precedent to the occurrence of the Consummation Date, each of which must be (i) satisfied or (ii) waived in accordance with Article X.C below:

     1. The Confirmation Order, in form and substance reasonably acceptable to the Debtor, Institutional Holders and the Exit Lenders, confirming the Plan, as the same may have been modified, must have become a Final Order and must, among other things, provide that:

         (a) the Debtor and Reorganized Debtor are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan or the Restructuring;

         (b) the provisions of the Confirmation Order are nonseverable and mutually dependent;

         (c) all executory contracts or unexpired leases assumed or assumed and assigned by the Debtor during the Chapter 11 Case or under the Plan shall remain in full force and effect for the benefit of the Reorganized Debtor or its assignee(s) notwithstanding any provision in such contract or lease (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits or requires termination of such contract or lease;

         (d) the transfers of property by the Debtor (a) to the Reorganized Debtor (i) are or will be legal, valid, and effective transfers of property,
(ii) vest or will vest the Reorganized Debtor with good title to such property free and clear of all liens, charges, Claims, encumbrances, or interests, except as expressly provided in the Plan or Confirmation Order, (iii) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (iv) do not and will not subject the Reorganized Debtor to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (b) to holders of Claims under the Plan are for good consideration and value and are in the ordinary course of the Debtor's business;

         (e) except as expressly provided in the Plan, the Debtor is discharged effective upon the Confirmation Date from any "debt" (as that term is defined in Section 101(12) of the Bankruptcy Code), and the Debtor's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtor that has either been assumed or rejected in the Chapter 11 Case or pursuant to the Plan, or obligation of the Debtor incurred before the Confirmation Date, or from any conduct of the Debtor prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;


                                    PLAN-20

         (f) the Plan does not provide for the liquidation of all or substantially all of the property of the Debtor and its confirmation is not likely to be followed by the liquidation of the Reorganized Debtor or the need for further financial reorganization; and

         (g) the New Senior Notes and Common Stock issued under the Plan in exchange for Claims against Eagle are exempt from registration under the Securities Act of 1933 pursuant to Section 1145 of the Bankruptcy Code, except to the extent that holders of New Senior Notes and Common Stock are "underwriters," as that term is defined in Section 1145 of the Bankruptcy Code.

     2. The Reorganized Debtor shall have credit availability under the New Senior Secured Facility, in amount, form and substance acceptable to the Debtor or Reorganized Debtor, as the case may be, to provide the Reorganized Debtor with working capital to meet ordinary and peak requirements and additional borrowings to support future projects.

     3. The following agreements, in form satisfactory to the Debtor or Reorganized Debtor, as the case may be, shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

         (a)  Amended Certificate of Incorporation and By-laws of Eagle;

         (b)  New Senior Notes Indenture; and

         (c)  New Senior Secured Facility.

     4. All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

C.   WAIVER OF CONDITIONS

     Each of the conditions set forth in Articles X.A and X.B above, other than those set forth in Article X.A.1 and X.B.1, may be waived in whole or in part by the Debtor or Reorganized Debtor, subject to the approval of the Institutional Holders, without any notice to parties in interest or the Court and without a hearing. The failure to satisfy or waive any condition to the Consummation Date may be asserted by the Debtor or Reorganized Debtor regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtor or Reorganized Debtor). The failure of the Debtor or Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.


                                   ARTICLE XI.

                          MODIFICATIONS AND AMENDMENTS

     The Debtor may alter, amend, or modify the Plan or any Exhibits thereto under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, the Debtor may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan; PROVIDED, HOWEVER, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Court. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the plan as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such holder. In addition, any material alteration, amendment or modification that materially changes the treatment of the Institutional Holders must be approved by the Institutional Holders.


                                    PLAN-21

                                  ARTICLE XII.

                            RETENTION OF JURISDICTION

     Under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Consummation Date, the Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

     A. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

     B. Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; PROVIDED, HOWEVER, that from and after the Consummation Date, the payment of the fees and expenses of the retained professionals of the Reorganized Debtor shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

     C. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

     D. Effectuate performance of and payments under the provisions of the Plan;

     E. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case, including, but not limited to, any and all motions for approval of asset sales by the Debtor filed by the Debtor on or before the Consummation Date;

     F. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     G. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

     H. Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

     I. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

     J. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

     K. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     L. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

     M. Recover all assets of the Debtor and property of the Debtor's Estate, wherever located;

     N. Hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;


                                    PLAN-22

     O. Hear and determine all disputes involving the existence, nature, or scope of the Debtor's discharge;

     P. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

     Q. Enter a final decree closing the Chapter 11 Case.


                                  ARTICLE XIII.

                           COMPROMISES AND SETTLEMENTS

     Pursuant to Fed. R. Bankr. P. 9019(a), the Debtor may compromise and settle various Claims against it and/or claims that it may have against other Persons. The Debtor expressly reserves the right (with Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Consummation Date. After the Consummation Date, such right shall pass to the Reorganized Debtor pursuant to Articles IV.E and IV.F of the Plan.


                                  ARTICLE XIV.

                            MISCELLANEOUS PROVISIONS

A.   BAR DATES FOR CERTAIN CLAIMS

     1.  ADMINISTRATIVE CLAIMS; SUBSTANTIAL CONTRIBUTION CLAIMS

     The Confirmation Order will establish an Administrative Claims Bar Date for filing of all Administrative Claims, including Substantial Contribution Claims (but not including claims for Professional Fees or the expenses of the members of the Creditors' Committee (if one has been appointed) and claims by the Indenture Trustee for fees and expenses to be paid by the Debtor pursuant to the Senior Notes Indenture), which date will be 45 days after the Confirmation Date. Holders of asserted Administrative Claims, other than claims for Professional Fees or the expenses of the members of the Creditors' Committee (if one has been appointed), not paid prior to the Confirmation Date must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtor or Reorganized Debtor, as the case may be, shall have 45 days (or such longer period as may be allowed by order of the Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

     2.   PROFESSIONAL FEE CLAIMS

     All final requests for compensation or reimbursement of Professional Fees pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtor or the Creditors' Committee (if one has been appointed) prior to the Consummation Date (other than Substantial Contribution Claims under Section 503(b)(4) of the Bankruptcy Code) must be filed and served on the Reorganized Debtor and its counsel no later than 45 days after the Consummation Date, unless otherwise ordered by the Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtor and its counsel and the requesting Professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

B.   PAYMENT OF STATUTORY FEES

     All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation shall be paid on or before the Consummation Date.


                                    PLAN-23

C.   SEVERABILITY OF PLAN PROVISIONS

     If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D.   SUCCESSORS AND ASSIGNS

     The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

E.   RELEASES AND SATISFACTION OF SUBORDINATION RIGHTS

     All Claims of the holders of the Senior Notes against the Debtor and all rights and claims between or among such holders relating in any manner whatsoever to any claimed subordination rights (if any), shall be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented by this Plan to holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Consummation Date, and all actions related to the enforcement of such subordination rights shall be permanently enjoined. Distributions under, described in, contemplated by, and/or implemented by this Plan to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim, including, but not limited to, holders of Senior Note Claims, by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

F.   DISCHARGE OF THE DEBTOR

     All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtor or any of its assets or properties except as otherwise provided herein or in the Confirmation Order, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, upon the Consummation Date, the Debtor, shall be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtor prior to the Petition Date and that arises from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt accepted the Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor, subject to the Consummation Date occurring.

     Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Plan or the Disclosure Statement (including, without limitation, this Article XIV.F and XIV.H), any claim or liability (including, without limitation, any liability or Claim for withdrawal liability under 29 U.S.C. ss.ss. 1383 and 1385) of the Debtor or any third-party to Central States, Southeast and Southwest Area Pension Fund ("Central States"), a multi-employer plan as that term is defined by 29 U.S.C. ss. 1301(a)(3) (the "Central States Plan") is left unimpaired under this Plan, shall not be discharged and shall continue unaltered as if the Chapter 11 case had not been commenced, nor shall any third-party be released from any liability or Claim that Central States may have against that third-party as a result of the Debtor's participation in the Central States Plan.


                                    PLAN-24

G.   COMMITTEES

     Effective on the Consummation Date, the duties of the Creditors' Committee (if one has been appointed) or any unofficial committees shall terminate, except with respect to any appeal of an order in the Chapter 11 Case and applications for Professional Fees.

H.   EXCULPATION AND LIMITATION OF LIABILITY

     Neither the Reorganized Debtor, nor any statutory committee, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Reorganized Debtor, or any statutory committee, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

     The foregoing exculpation and limitation on liability shall not, however, limit, abridge, or otherwise affect the rights, if any, of the Reorganized Debtor to enforce, sue on, settle, or compromise the Litigation Claims retained pursuant to Article IV.F hereof.

I.   RELEASES

     The distributions provided for in this Plan are in full satisfaction, settlement, release and discharge of all Claims against and Interests in the Debtor and its Estate. Effective as of the Confirmation Date, but subject to the occurrence of the Consummation Date, and except as otherwise provided in this Plan or the Confirmation Order, (i) the Debtor shall be deemed to have released the officers and directors of the Debtor serving as of the Consummation Date, and (ii) all holders of Allowed Class 5 Senior Note Claims and Allowed Class 6 Equity Securities Interests shall be deemed to have released the Debtor, its Estate, and to the extent applicable law permits, the officers and directors of the Debtor serving as of the Consummation Date, from all Claims, obligations, rights, causes of action or liabilities which any such Person is, or may be, entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or occurrence taking place on or before the Consummation Date in any way relating to the Debtor, this Chapter 11 Case, or this Plan.

J.   BINDING EFFECT

     The Plan shall be binding upon and inure to the benefit of the Debtor, all present and former holders of Claims against and Interests in the Debtor, their respective successors and assigns, including, but not limited to, the Reorganized Debtor, and all other parties-in-interest in this Chapter 11 Case.

K.   REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION

     The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtor revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (b) prejudice


                                    PLAN-25
in any manner the rights of the Debtor or any Person in any further proceedings involving a Debtor, or (iii) constitute an admission of any sort by the Debtor or any other Person.

L.   PLAN SUPPLEMENT

     Any and all exhibits, lists, or schedules not filed with the Plan shall be contained in the Plan Supplement and filed with the Clerk of the Court not later than the fifth (5th) Business Day prior to the date of the commencement of the Confirmation Hearing. Upon its filing with the Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtor in accordance with Article XIV.L of the Plan.

M.   NOTICES

     Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or Reorganized Debtor under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

         EAGLE FOOD CENTERS
         Route 67 at Knoxville Road
         Milan, Illinois 61264
         Telephone:  (309) 787-7700
         Facsimile:  (309) 787-7895

         with a copy to:

         SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
         Four Times Square
         New York, New York 10036-6522
         Att'n:  Jay M. Goffman, Esq.
         Telephone:  (212) 735-3000
         Facsimile:  (212) 735-2000

              -and-

         One Rodney Square
         P.O. Box 636
         Wilmington, Delaware 19899-0636
         Att'n:  Gregg M. Galardi, Esq.
         Telephone:  (302) 651-3000
         Facsimile:  (302) 651-3001

N.   INDEMNIFICATION OBLIGATIONS

     Except as otherwise specifically limited in this Plan, any obligations or rights of the Debtor to indemnify its present and former directors, officers, or employees pursuant to the Debtor's certificate of incorporation, by-laws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such directors, officers, or employees based upon any act or omission related to such present and former directors', officers', or employees' service with, for, or on behalf of the Debtor, shall survive confirmation of this Plan and remain unaffected thereby, irrespective of whether indemnification is owed in connection with an occurrence before or after the Petition Date.


                                    PLAN-26

O.   PREPAYMENT

     Except as otherwise provided in this Plan or the Confirmation Order, the Debtor shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; PROVIDED, HOWEVER, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the classes of Claims.

P.   TERM OF INJUNCTIONS OR STAYS

     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), shall remain in full force and effect until the Consummation Date.

Q.   GOVERNING LAW

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of the Debtor shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.


Dated:   Wilmington, Delaware
         April 17, 2000

                                            EAGLE FOOD CENTERS, INC.


                                            By: /s/ S. PATRIC PLUMLEY
                                                --------------------------------
                                            Name:   S. Patric Plumley
                                            Title:  Chief Financial Officer


SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM LLP
Attorneys for Eagle Food Centers, Inc.

Jay M. Goffman
Lawrence V. Gelber
Cheri L. Hoff
Four Times Square
New York, New York 10036-6522
(212) 735-3000

          -and-


By: /s/ GREGG M. GALARDI
    -------------------------------
Gregg M. Galardi (I.D. No. 2991)
David R. Hurst (I.D. No. 3743)
Patricia A. Widdoss (I.D. No. 3786)
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000

                                    EXHIBIT A

                                       TO

                             REORGANIZATION PLAN OF
                            EAGLE FOOD CENTERS, INC.


                          AMENDED EAGLE CERTIFICATE OF
                            INCORPORATION AND BY-LAWS


                  [INCLUDED IN PLAN SUPPLEMENT TO BE FILED WITH
                 THE BANKRUPTCY COURT ON OR BEFORE MAY 11, 2000]

                                    EXHIBIT B

                                       TO

                             REORGANIZATION PLAN OF
                            EAGLE FOOD CENTERS, INC.


                    SUBSIDIARIES OF EAGLE FOOD CENTERS, INC.

                                                                       EXHIBIT B

                    SUBSIDIARIES OF EAGLE FOOD CENTERS, INC.


                              Eagle Pharmacy Co.
                              Milan Distributing Co.
                              Eagle Country Markets, Inc.
                              BOGO's Inc.
                              Talon Insurance Company, Inc.

                                    EXHIBIT C

                                       TO

                             REORGANIZATION PLAN OF
                            EAGLE FOOD CENTERS, INC.

                           NEW SENIOR NOTES INDENTURE


                  [INCLUDED IN PLAN SUPPLEMENT TO BE FILED WITH
                 THE BANKRUPTCY COURT ON OR BEFORE MAY 11, 2000]

                                    EXHIBIT D

                                       TO

                             REORGANIZATION PLAN OF
                            EAGLE FOOD CENTERS, INC.

                        EXECUTORY CONTRACTS AND UNEXPIRED
                      LEASES TO BE REJECTED UNDER THE PLAN


                  [INCLUDED IN PLAN SUPPLEMENT TO BE FILED WITH
                 THE BANKRUPTCY COURT ON OR BEFORE MAY 11, 2000]

                                    EXHIBIT E

                                       TO

                             REORGANIZATION PLAN OF
                            EAGLE FOOD CENTERS, INC.

                FORM 10-K FOR FISCAL YEAR ENDED JANUARY 29, 2000

                        [TO BE FILED WITH THE BANKRUPTCY
                       COURT ON OR BEFORE APRIL 29, 2000]